PURCHASE AND SALE AGREEMENT

BETWEEN

EXXON MOBIL CORPORATION,

MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST INC.,

EXXONMOBIL PIPELINE COMPANY,

MOBIL EUGENE ISLAND PIPELINE COMPANY

AND

ENERGY XXI GOM, LLC

EFFECTIVE TIME:

DECEMBER 1, 2010

i

ARTICLE 4. RESERVED OVERRIDING ROYALTY		7

4.01.	Reserved Overriding Royalty	7

ARTICLE 5. BUYER’S REVIEW		9

5.01.	Buyer’s Review before Signing this Agreement	9
5.02.	Access to ExxonMobil-Operated Interests	9
5.03.	Environmental Assessment	10
5.04.	Access to Interests Operated by Others	10
5.05.	Material, Facilities, Platforms, and Equipment	10
5.06.	No Warranty of Accuracy; Disclaimer	10
5.07.	Buyer’s Confidentiality Obligations	11

ARTICLE 6. TITLE AND TITLE DEFECTS		11

6.01.	Title Defect	11
6.02.	Adjustments to the Base Purchase Price based on Allocations	12
6.03.	Description and Other Errors	14
6.04.	Restrictions on Use	14
6.05.	Engineering Controls	15
6.06.	Covenants Running with the Land	15

ARTICLE 7. PRE-CLOSING OBLIGATIONS		15

7.01.	Preferential Rights	15
7.02.	Related Agreements	16
7.03.	Third Party Notifications and Approvals	16
7.04.	Change of Operator	17
7.05.	Employees	17

ARTICLE 8. CLOSING		17

8.01.	Closing Date	17
8.02.	Buyer’s Request to Delay Closing	17
8.03.	ExxonMobil’s Right to Delay Closing	17
8.04.	Closing Obligations	17
8.05.	Offset of Amounts Owed to ExxonMobil and Affiliates	23
8.06.	Condition Precedent	23
8.07.	Buyer’s Representation by Closing	23
8.08.	Insurance	23
8.09.	Right to Terminate	24

ARTICLE 9. POST-CLOSING OBLIGATIONS		24

9.01.	Filing and Recording	24
9.02.	Copies	24
9.03.	Further Assurances	25
9.04.	Post-Closing Third-Party Consents	25
9.05.	Reassignment	25
9.06.	Buyer’s Compliance	25
9.07.	Property Sales Accounting Agreement	25
9.08.	Plugging and Abandoning Wells; Remediation	25
9.09.	Surrender or Abandonment of Interests	26
9.10.	Abandoned Pipeline Segments	26

ARTICLE 10. TAXES		27

10.01.	Ad Valorem Taxes	27
10.02.	Production Taxes	27
10.03.	Other Taxes	27
10.04.	Tax-Deferred Exchange	28

ARTICLE 11. OIL IN STORAGE PROCEEDS, COSTS, EXPENSES, CLAIMS, AND DISBURSEMENTS		28

11.01.	Oil in Storage	28
11.02.	Proceeds, Costs, and Expenses	29
11.03.	Notice to Remitters of Proceeds	30
11.04.	Reservation of Claims	30

ARTICLE 12. EXXONMOBIL-OPERATED INTERESTS		30

12.01.	Operation by ExxonMobil	30
12.02.	Charges Paid by Buyer	30
12.03.	Risk of Loss	31
12.04.	Selection of Operator	31
12.05.	Removal of Signs	31
12.06.	EMPCo Operations and Obligations	32

ARTICLE 13. INTERESTS OPERATED BY OTHERS		33

13.01.	Charges Paid by Buyer	33
13.02.	Risk of Loss	33

ARTICLE 14. PREFERENTIAL RIGHT TO PURCHASE OIL		33

14.01.	Preferential Right To Purchase Oil	33

ARTICLE 15. INTENTIONALLY OMITTED		34

ARTICLE 16. BUYER’S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE AND BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS		34

16.01.	Buyer’s Release and Discharge of ExxonMobil and its Associated Parties	34
16.02.	Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties	34
16.03.	Buyer’s Obligations to Indemnify, Defend, and Hold ExxonMobil and its Associated Parties Harmless	35
16.04.	Buyer’s Obligations	35
16.05.	Buyer’s Duty to Defend	37
16.06.	Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws	37
16.07.	Retroactive Effect	37
16.08.	Inducement to ExxonMobil	37

ARTICLE 17. Alternate Dispute Resolution and Arbitration		38

17.01.	General	38
17.02.	Negotiations	38
17.03.	Arbitration	38
17.04.	Notice	39

ARTICLE 18. ENVIRONMENTAL MATTERS		39

18.01.	Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property	39
18.02.	Adverse Environmental Conditions.	39
18.03.	Disposal of Materials, Substances, and Wastes; Compliance with Law	40

ARTICLE 19. BUYER’S REPRESENTATIONS		41

19.01.	Representations Not Exclusive	41
19.02.	Securities Laws.	41
19.03.	Basis of Buyer’s Decision	41
19.04.	Material Factor	42

ARTICLE 20. GAS IMBALANCES		42
20.01.	ExxonMobil’s and Buyer’s Respective Obligations	42
20.02.	Settlement	42

ARTICLE 21. FINAL SETTLEMENT STATEMENT		43

ARTICLE 22. BROKER’S AND FINDER’S FEES		43

ARTICLE 23. COMMUNICATIONS		43

ARTICLE 24. BUYER’S DEFAULT		44

ARTICLE 25. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976		44

ARTICLE 26. EXXONMOBIL’S DISCLAIMER OF WARRANTIES AND REPRESENTATIONS		45

ARTICLE 27. MISCELLANEOUS		45

27.01.	No Joint and Several Obligations	45
27.02.	Entire Agreement	45
27.03.	Successors and Assigns; Amendment; Survival	45
27.04.	Choice of Law	46
27.05.	Notice of Litigation	46
27.06.	Assignment	46
27.07.	No Admissions	46
27.08.	No Third-Party Beneficiaries	46
27.09.	Public Communications	47
27.10.	Audit Clause	47
27.11.	Headings and Titles	47
27.12.	Exhibits	47
27.13.	Includes	47
27.14.	Severability	47
27.15.	Counterparts	47
27.16.	Conflicts	48
27.17.	Not to Be Construed against the Drafter	48
27.18.	No Waiver	48
27.19.	Conspicuousness	48
27.20.	Execution by the Parties	48

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is executed between Exxon Mobil Corporation, a New Jersey corporation with an address of P. O. Box 2180, Houston, Texas 77252-2180 (“EMC”), Mobil Oil Exploration & Producing Southeast Inc., a Delaware corporation with an address of P.O. Box 4610, Houston, Texas 77210 (“MOEPSI”), ExxonMobil Pipeline Company, a Delaware corporation with an address of P.O. Box 2220, Houston, Texas 77252-2220 (“EMPCo”), and Mobil Eugene Island Pipeline Company, a Delaware corporation with an address of P.O. Box 2220, Houston, Texas 77252-2220 ("MEIPL"), as sellers, and Energy XXI GOM, LLC, a Delaware limited liability company with an address of 1021 Main Street, Suite 2626, Houston, Texas 77002 (“Buyer”), as buyer, (collectively, the “Parties”, and each a "Party") as of the Execution Date.  Sellers are hereinafter sometimes referred to collectively as “ExxonMobil” for convenience and simplicity; the abbreviation is not intended to override the corporate separateness of these separate legal entities.

Buyer desires to purchase certain Interests (as defined hereafter) from ExxonMobil, and ExxonMobil desires to sell such Interests to Buyer, subject to the terms and conditions of this Agreement.  It is the Parties’ intent that Buyer have responsibility and liability for all matters relating to the Interests assigned, whether related to events occurring before or after closing this transaction, except to the limited extent provided in this Agreement.

In consideration of their mutual promises under this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, Buyer and ExxonMobil agree as follows:

ARTICLE 1.  DEFINITIONS

The following terms, when used in this Agreement, will have the following definitions:

1.01.              Ad Valorem Taxes.  Defined in Section 10.01.

1.02.              Additional Instruments.  The instruments executed by Buyer before Closing and delivered to ExxonMobil in connection with this transaction, including Buyer’s investigation of and bid for the Interests.

1.03.              Affiliate.  In relation to a Person, any Person controlled by, controlling or under common control with, such Person.

1.04.              Allocation.  The amount allocated by Buyer to each individual part of the Interests.

1.05.              Associated Party or Parties.  Successors, assigns, directors, officers, employees, agents, contractors, subcontractors and Affiliates of a Party.

1.06.              Base Purchase Price.  The amount set forth in Section 3.01.

1.07.              Business Day.  Any day that the headquarters offices of ExxonMobil Production Company, in Houston, Texas, are scheduled to be and are open for business.

1.08.              Claim or Claims.  Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any Person; a local, state, or federal governmental entity; a Person holding rights under any Related Agreement; an Associated Party of Buyer or ExxonMobil; or a third party.

1.09.              Closing.  The delivery of the conveyancing instruments and funds by the Parties to close the purchase and sale of the Interests.

1.10.              Closing Date.  The date on which Closing is scheduled to and does occur.

1.11.              Closing Settlement Statement.  Defined in Section 8.04(c).

1.12.              Code.  The Internal Revenue Code of 1986, as amended.

1.13.              Condition.  Defined in Section 18.02.

1.14.              Effective Time.  7 a.m. local time where the Interests are located, on December 1, 2010.

1.15.              Environmental Laws.  Applicable federal, state, and local laws, including statutes, regulations, orders and ordinances, previously or currently enacted or enacted in the future, and common law, relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas.  “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.

1.16.              Execution Date.  The date on which the last of the Parties executes this Agreement.

1.17.              ExxonMobil-operated.  The interests and facilities of which ExxonMobil is Operator.

1.18.              Final Settlement Statement.  Defined in Article 21.

1.19.              Interest or Interests.  ExxonMobil’s interest in the oil and gas leasehold estates or other interests set forth on Exhibit A, together with ExxonMobil’s interest in the following:

(a)	each Well located on the leases and land described on Exhibit A;

(b)
the easements, permits, licenses, surface and subsurface leases, rights-of-way, servitudes, and other surface and subsurface rights affecting the land and leases described on Exhibit A, including those set forth on Exhibit B;

(c)
material, equipment, and facilities in and on the land (and lands pooled or unitized therewith) and used solely in connection with the use or operation of the leasehold estates and other interests described on Exhibit A;

(d)	the facilities and pipelines located pursuant to the rights described in (b) above and used solely to process or market the production from the Interests;

(e)
contracts to which the Interests are subject, including agreements for sale or purchase of oil, gas, and other hydrocarbons, processing agreements, division orders, unit agreements, and operating agreements, including those set forth on Exhibit A-1; and

(f)
the oil response boat with Hull ID No. LOA11487E606; the three (3) motor vehicles with VIN Nos. 1GCEC19VX5Z296455, 3GNEC16Z06G106436, and 1GCEC14X79Z174943; the microwave telecommunication towers and associated facilities and equipment, including the onshore facility located at Breton Canal; and the topside facilities associated with Mississippi Canyon Block 354, 355, 398, and 399   ("Zinc") on Mississippi Canyon Block 397 Platform A ("Alabaster").

Any references to ExxonMobil Accounting Codes are for ExxonMobil use only and are not a part of the description of the Interests.

The following are specifically excluded from the Interests:

(a)	reservations, exceptions and exclusions listed in Exhibits A and B;

(b)	pipelines, fixtures, equipment, and interests in land owned by third parties such as lessors, purchasers, or transporters of Oil or gas, including ExxonMobil’s Affiliates;

(c)
computer equipment (including Rosemont transmitters), telecommunications equipment, helicopters, tools, pulling machines, and other equipment and material temporarily located on the Property or expressly excluded from the sale;

(d)	items excluded in information or correspondence provided to Buyer before the Execution Date;

(e)	any gas processing plant not listed on Exhibit A;

(f)
personal property, fixtures, equipment, pipelines, facilities, and buildings located on the Property, but currently in use in connection with the ownership or operation of other property not included in the Interests; and

(g)	interest or interests as herein defined owned by any ExxonMobil Affiliate that is not a party to this Agreement.

With respect to the EMPCo Interests as described on Exhibit A, the following are also specifically excluded:

(h)
Any services, systems, or software that are fully integrated into EMPCo’s existing systems, including proprietary and third party licensed software, and EMPCo’s Supervisory Control and Data Acquisition (“SCADA”) hardware and software, are not included in this transaction.  Where it is determined that third party software is necessary for the continued maintenance and operation of the assets following the Closing, or until the interim operating period is completed, the software can be transferred to Buyer only as permitted under the existing licensing agreement with EMPCo.  Segregation of the existing EMPCo SCADA control will occur at the field programmable logic controller equipment and Buyer shall provide their separate and independent communication link to their controlling location.

(i)
Any interest in any insurance or bonds maintained by or on behalf of EMPCo or EMC, MOEPSI, or any of their divisions or Affiliates.  No claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by Buyer, its successors, assigns or any person subrogated to Buyer’s rights, against or with respect to any insurance policy covering the Interests or operations of EMPCo, any other ExxonMobil entity insurance policy or ExxonMobil/Ancon Policy regardless of their date of issuance.  Accordingly, Buyer, individually and on behalf of its successors, assigns and any person subrogated to Buyer’s rights, does hereby disclaim any right or interest under any insurance policy covering the Assets or operations of EMPCo, any other ExxonMobil entity insurance policies or such ExxonMobil/Ancon Policies generally and specifically with regard to the Interests or any claims associated with the Interests.

(j)	Defenses and claims that EMPCo or its Affiliates could assert against third parties (except to the extent that such defenses and claims relate to liabilities that Buyer is assuming).

1.20.              Liability or Liabilities.  Collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise; losses; fines; penalties, expenses; costs to remove or modify facilities on or under the Property or included in the Interests; plugging liabilities for all Wells; attorneys’ fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.

1.21.              Material Difference.  Defined in Section 20.02.

1.22.              NORM.  Naturally occurring radioactive material.

1.23.              Occurrence.  Defined in Section 18.03(g).

1.24.              Oil.  Crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.

1.25.              Operator.  The Person recognized as operator of an Interest by the applicable regulatory agency.

1.26.              Performance Deposit.  Defined in Section 3.03.

1.27.              Person.  Any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof, or any other entity.

1.28.              Property or Properties.  The real property in which and on which the Interests exist or are located, whether in whole or in part.

1.29.              Property Sales Accounting Agreement.  An agreement substantially in the form of Exhibit D.

1.30.              INTENTIONALLY OMITTED.

1.31.              Related Agreements.  Defined in Section 7.02

1.32.              Strict Liability.  Includes strict statutory liability and strict products liability.

1.33.              Title Defect.  Defined in Section 6.01.

1.34.              Well or Wells.  All wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells.

ARTICLE 2.  PURCHASE AND SALE

Pursuant to Buyer’s offer, ExxonMobil agrees to sell the Interests to Buyer, and Buyer agrees to buy them from ExxonMobil, for the consideration recited in and subject to the terms of this Agreement.

ARTICLE 3.  PURCHASE PRICE

3.01.              Base Purchase Price.  The Base Purchase Price is $1,012,000,000.00 subject to adjustment only as provided in this Agreement.

3.02.              Additional considerations.  As additional consideration to this Agreement:

(a) ExxonMobil reserves the Overriding Royalty Interest as further described in Article 4 herein;

(b) Buyer will execute an option to lease letter agreement allowing ExxonMobil's use of certain interests located in the Grand Isle base camp area, including but not limited to the Grand Isle Gas Plant, Grand Isle Marine Terminal, Grand Isle Oil Facilities, Grand Isle Boat Slip and Grand Isle Helipad, said sites located on or adjacent to ExxonMobil Lease Nos. 0211336-001, XSL-0038, 01224600-001, and 0136421-001 described on Exhibit A, on terms mutually acceptable to the Parties.  Such agreement will be executed at Closing;

(c) Buyer agrees to provide the information provided on the attached Exhibit I for any and all wells that ExxonMobil has reserved an Overriding Royalty Interest; and

(d) On or before the Execution Date, Buyer agrees to provide bank commitment letters to ExxonMobil from The Royal Bank of Scotland PLC, BNP Paribas, and UBS Securities Group LLC guarantying funds sufficient to cover the Base Purchase Price less the Performance Deposit (as defined in Section 3.03) and Buyer's cash on hand, on the Closing Date.

3.03.              Performance Deposit and Payment.  As evidence of good faith, simultaneously with the execution of this Agreement by the Parties, Buyer has deposited with ExxonMobil, into an interest bearing account specified by ExxonMobil, a performance deposit of $101,200,000.00 (the “Performance Deposit”).  All references hereafter in this Agreement to Performance Deposit will be deemed to include all accrued interest with respect thereto.  The Performance Deposit will be credited to the Base Purchase Price at Closing and is not refundable except as provided in this Agreement.  If Closing does not occur as to any Interest, and this Agreement provides that the Performance Deposit allocable on a pro rata basis to that Interest is to be refunded for any reason, ExxonMobil will deduct any amounts due to it under this Agreement and remit the remainder of the Performance Deposit to Buyer.  The Performance Deposit is not an earnest money deposit or liquidated damages, and forfeiture of the Performance Deposit as provided in this Agreement will be in addition to, and not in lieu of, the rights and remedies ExxonMobil may have under law or in equity for Buyer’s failure to perform as provided in this Agreement.

3.04.              Allocation of Base Purchase Price.  Buyer has delivered or will, within five Business Days after receipt of an allocation form from ExxonMobil, deliver to ExxonMobil an Allocation of the Base Purchase Price to each individual part of the Interests listed on the form (including an Allocation for non-investment account balances such as gas-production-imbalance accounts and, as required for compliance with applicable law, for equipment or other items).  Buyer will make reasonable Allocations, in good faith, and ExxonMobil may rely on the Allocations for all purposes.  The Allocations (a) will be used to notify holders of preferential rights of Buyer’s offer; (b) will be used as provided in Article 10; (c) will be used as a basis for adjustments to the Base Purchase Price; and (d) will be used as otherwise provided in this Agreement.  ExxonMobil, solely at its discretion, may rely on these Allocations and reserves the right to review the basis of the Allocation and/or use a different allocation for all tax purposes other than those provided in Article 10.

If Buyer allocates a negative amount to any Interest, and the basis of the negative Allocation is for a reason other than a gas-production-imbalance account in favor of ExxonMobil as the overproduced party, ExxonMobil may withdraw the Interest from this Agreement, and the Base Purchase Price will be increased by the absolute value of the negative dollar Allocation for that Interest.

ARTICLE 4.  RESERVED OVERRIDING ROYALTY

4.01.              Reserved Overriding Royalty. ExxonMobil shall reserve from the leasehold estate an overriding royalty interest equal to five percent of eight-eighths (5% of 8/8ths) as to those depths further described on Exhibit A herein (“Overriding Royalty Interest”).  The Overriding Royalty Interest shall be paid and/or delivered by Buyer to ExxonMobil in accordance with the following terms and conditions:

(a)
On oil, delivery of such oil shall be made free of all costs and expenses in developing and operating the Interests, free of all costs of production and unencumbered in any way to ExxonMobil’s credit into the pipelines or tanks to which the applicable well or wells may be connected, or otherwise as ExxonMobil may from time to time direct.  Should ExxonMobil elect not to take its overriding royalty on oil in kind, then ExxonMobil’s part of such oil shall be paid based upon the same market value as received by Buyer with respect to its Interests pursuant to an arm's length contract with third party purchaser of such oil at the applicable well or wells, free of all costs and expenses in of developing and operating the Interests, free of all costs of production and unencumbered in any way.

(b)
On all gas, including casinghead gas or other gaseous substances and liquid constituents of said gas, produced from and sold (on or off the Interests) or used off the Interests, or for the extraction of gasoline or other products therefrom, the overriding royalty set forth in Exhibit A shall be based upon the same market value as received by Buyer with respect to its Interests pursuant to an arm's length contract with third party purchaser at the well or wells of gas so produced, sold or utilized, free of all costs of developing and operating the Interests, free of all costs of production. For purposes of calculating the overriding royalties reserved in Exhibit A, “lease burdens” shall be defined to include all royalties, including non-participating and overriding royalties, and payments out of production.

Payment by Buyer of the Overriding Royalty Interest must be made from the Effective Time and at all times thereafter on the basis of 100% of the well's production (proportionately reduced as hereafter provided), and such payment must be made regardless of (a) whether Buyer is or is not banking or storing gas, whether pursuant to the provisions of an agreement so permitting, or otherwise; (b) whether Buyer is or is not selling all or any part of its share of the total production; and (c) the identity of the purchaser or purchasers of such gas if Buyer should be selling all or any part of the total gas produced.  The Overriding Royalty Interest shall be delivered to ExxonMobil free of all cost and expense of developing and operating the leases and free and clear of all taxes except gross production, severance taxes, and ad valorem taxes applicable thereto; provided that, the Overriding Royalty Interest will be subject to and bear a proportionate share of all reasonable costs and expenses incurred for the transportation, compression, dehydration and treating of the said gas and condensate in the preparation for marketing of such production.  Such payments shall be made on or before the sixtieth (60th) day following the month of the production.  If payment is not made within the time prescribed, the unpaid amount will bear interest at the rate of one percent (1%) for each month or fraction of a month, by which payment is delayed, or the maximum lawful rate, whichever is less. Buyer agrees to send all division orders covering the Overriding Royalty Interest retained to ExxonMobil at the address shown in Article 23 of the Purchase and Sale Agreement.

If the oil and gas leases applicable to the Interests (“Leases”) cover less than a full interest in the land covered thereby or if the interest assigned hereunder in said Leases is less than a full interest, then the Overriding Royalty Interest herein reserved shall be reduced in the proportion that the interest assigned to Buyer herein bears to the full interest in the land covered or bears to the full interest in the Leases assigned hereunder; provided, however, that the overriding royalties herein reserved are exclusive of and in addition to any royalties, overriding royalties or payments out of production affecting the Leases as of the Effective Time. It is expressly agreed that operations, if any, on the Leases and the extension and duration thereof, as well as the preservation of the Leases by rental payments or otherwise, shall be solely at the will and discretion of Buyer or any successor owner of the working interest in the Leases. The Overriding Royalty Interest hereby reserved is subject to the rights conferred on the lessees (now Buyer) by said Leases to pool or unitize the lands covered thereby; and neither the joinder nor consent by ExxonMobil shall be required in connection with any such pooling or unitization. Where oil and/or gas is produced from any unit so formed, ExxonMobil shall receive on production from such unit only such portion of the overriding royalty stipulated herein, as the amount of surface acreage of the land affected by such overriding royalty and placed in said unit bears to the total surface acreage included in the unit, unless some other formula for appointment of production is adopted for the unit and in such case the formula shall be used.

ExxonMobil upon notice in writing to Buyer, shall have the right to audit Buyer's accounts and records relating to the Overriding Royalty Interest reserved herein and any other records related to the determination of the amounts due ExxonMobil for any calendar year within the twenty-four (24) month period following the end of such calendar year.

It is understood and agreed that the Overriding Royalty Interests reserved herein, will be a permanent burden on the Leases, and will continue in effect as to each Lease for so long as each Lease remains in effect.  In addition in the event Buyer secures a renewal or extension for any such Leases, covering all or any part of the land previously covered thereby, then the interests reserved herein will apply to such renewed or extended Lease.  A “renewal” or “extension” of a Lease as those terms are used therein shall mean any Lease or Leases covering all or a part of the land covered by the Leases that is executed by Buyer within six (6) months from the termination of any Lease.

ARTICLE 5.  BUYER’S REVIEW

5.01.              Buyer’s Review before Signing this Agreement.  ExxonMobil gathered data relating to the Interests and the Property for Buyer’s review before Buyer submitted a bid and signed this Agreement.  Buyer must notify ExxonMobil in writing if it wishes to review files or data in addition to those provided, but ExxonMobil’s obligation to provide additional files or data is limited to files and data that are reasonably available to it.  ExxonMobil has no obligation to provide access to, and Buyer waives all claims to inspect, ExxonMobil’s interpretive, predictive, confidential, private, proprietary, or privileged information (including personnel records), or information whose dissemination is restricted by agreements between ExxonMobil and third parties. ExxonMobil has no obligation to provide any information to Buyer that is available to the general public, whether in the public records or from a governmental entity or agency on request.

By entering into this Agreement, Buyer acknowledges and represents that it has reviewed the Interests and Property to its satisfaction to enable it to make its bid and execute this Agreement and that it may request adjustments to the Allocations and the Base Purchase Price after the Execution Date only for Title Defects, Conditions, and Material Differences, as provided in this Agreement.  Buyer has undertaken all appropriate inquiry, to its satisfaction, and has made an informed decision to acquire the Interests on the basis of its own investigations and without reliance on statements or investigations by any other Person, including ExxonMobil and its Associated Parties.

5.02.              Access to ExxonMobil-Operated Interests.  Buyer had the opportunity to inspect and inventory the ExxonMobil-operated Interests and Property before signing this Agreement.  On Buyer’s request, ExxonMobil will provide additional access to the ExxonMobil-operated Interests and Property and associated facilities, at any reasonable time before Closing.

All visits to the premises and facilities by Buyer and on Buyer’s behalf will be scheduled by mutual consent of the Parties, subject to Buyer’s providing ExxonMobil at least five days written notice of the locations that it wishes to visit and the proposed times.  ExxonMobil may accompany Buyer and its Associated Parties during their site visits.  Entry onto the ExxonMobil-operated Interests, Property, and facilities will be subject to third-party restrictions, if any, and to ExxonMobil’s safety, industrial hygiene, and drug and alcohol requirements and at Buyer’s sole risk and expense.

ExxonMobil shall cooperate and grant UHY LLP access to ExxonMobil’s financial and accounting information directly relating to the Interests as needed for the preparation of certain financial statements that may be required of Buyer pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) including SEC Regulation S-X and Rule 3-05.  Such access shall be limited to information for the twelve month periods ending June 30, 2008, June 30, 2009 and June 30, 2010, the three month period ending September 30, 2010, and the period from October 1, 2010 to November 30, 2010, that exists in ExxonMobil’s offices, as may reasonably be required to prepare audited financial statements reflecting gross revenues and direct lease operating expenses related to the Interests.  Buyer will provide ExxonMobil a description of the sample financial and accounting information necessary to conduct said review prior to Closing.  ExxonMobil will cooperate with UHY LLP to complete the actions contemplated in this paragraph by Closing; however, the completion of these actions shall not delay Closing.  It is understood that such review will only be required to be carried out one time.  Furthermore, unless otherwise agreed by ExxonMobil, the accounting firm shall not disclose information to Buyer that is proprietary to ExxonMobil or its Associated Parties, including gas and liquids sales prices, other than gas and liquid sales prices related to the Interests for the period from the Effective Time.

5.03.              Environmental Assessment.  Buyer and its Associated Parties may inspect the premises and conduct an environmental assessment of the Interests and Property, including investigations to identify wetlands and sensitive and protected habitats, but Buyer must execute the form of environmental testing and confidentiality agreement attached as Exhibit F before performing an assessment.  If Buyer undertakes an environmental assessment, both the Buyer's consultant (if consultants are employed) and the scope of the proposed assessment, including testing protocols, must be approved in writing by ExxonMobil before the work may begin.  If Buyer and ExxonMobil cannot agree on Buyer’s proposed environmental assessment plan, then ExxonMobil may, at its sole option, withdraw from this Agreement any of the Interests that Buyer proposes to assess or all the Interests, and the Base Purchase Price will be adjusted by the Allocation for each withdrawn Interest.  If ExxonMobil withdraws all the Interests, this Agreement will terminate, and ExxonMobil will refund the Performance Deposit to Buyer.

If Buyer takes samples from the Property, ExxonMobil may require splitting of each sample.  Buyer will deliver copies of all draft and final reports, results, data, and analyses of the site visits, inspections, and assessments to ExxonMobil within five days of Buyer’s receipt of them, at Buyer’s cost.  ExxonMobil will have no confidentiality obligation with regard to this information and may disclose it to third parties or use it for any purpose.

5.04.              Access to Interests Operated by Others.  On request, ExxonMobil will assist Buyer by making initial contact with the Operators of the Interests that are operated by others, but Buyer will be responsible for contacting each Operator to arrange for review of the Interests.  ExxonMobil will provide Buyer with access to ExxonMobil file information relating to the Interests operated by others, to the extent described in Section 5.01.

5.05.              Material, Facilities, Platforms, and Equipment.  By signing this Agreement, Buyer acknowledges that it has had the opportunity to inspect and inventory the material, facilities, platforms, and equipment and is satisfied with them.  There will be no adjustment on the basis of material, facilities, platforms, and equipment, whether for ExxonMobil-operated Interests or Interests operated by others.  Material, facilities, platforms, and equipment observed during Buyer’s inspection may be used or replaced before Closing as a result of normal and customary operations.

5.06.              No Warranty of Accuracy; Disclaimer.  ExxonMobil makes no warranty, and expressly disclaims all warranties, as to the accuracy or completeness of the files and other information that it may provide to Buyer or that may be provided by others. If Buyer determines during its review that any ExxonMobil files or data may be incomplete or inaccurate, it will either notify ExxonMobil of its conclusions in writing not later than 10 days before the Closing Date or be deemed to have waived complaints as to the incompleteness or inaccuracy of the files or data.

5.07.              Buyer’s Confidentiality Obligations.  Buyer will keep confidential all information concerning the Interests, except to the extent that information (a) was public knowledge when Buyer received the information; (b) becomes public knowledge without breach of this Agreement by Buyer; (c) was known to Buyer before receipt or discovery of the information in connection with its review of the Interests, from a source that was authorized to disclose the information to third parties; or (d) is required by applicable law or court order to be disclosed.  If information is required to be disclosed by law or court order, Buyer will make every reasonable effort to give ExxonMobil notice of the requirement as far in advance of the disclosure as possible.  Buyer may not use the information for any purpose other than evaluation of the Interests and in connection with the financing arrangement contemplated in Section 3.02(d), may not divulge the information to any Person except those who need to know it in order to evaluate the Interests for Buyer under this Agreement.  Buyer will enforce this confidentiality obligation as to all Persons with whom it shares the information and is liable to ExxonMobil for a breach of this obligation by any Person to whom Buyer has disclosed the information.  If this transaction does not close, Buyer will return to ExxonMobil all information concerning the Interests that it obtained from ExxonMobil, destroy all of its work papers and analyses that incorporate the information, and be subject to these confidentiality obligations for five years after the Execution Date.  Buyer’s confidentiality obligation will not, however, survive Closing.

ARTICLE 6.  TITLE AND TITLE DEFECTS

6.01.              Title Defect.  “Title Defect” means any one of the following:

(a)
ExxonMobil’s title at the Effective Time as to all or any part of the Interests is subject to an outstanding mortgage, deed of trust, lien, or other monetary encumbrance or adverse claim not listed or referenced on Exhibit A that would induce a purchaser to suspend payment of proceeds for the Interest or require the furnishing of security or indemnity.  Evidence that ExxonMobil receives its full share of proceeds from a purchaser or third-party Operator attributable to an Interest creates a rebuttable presumption that no Title Defect exists with respect to the Interest;

(b)
ExxonMobil’s net revenue interest for an Interest at the Effective Time is less than that shown on Exhibit A-2, or ExxonMobil’s working interest for an Interest at the Effective Time is greater than shown on Exhibit A-2 without a corresponding increase in the net revenue interest for such Interest;

(c)	ExxonMobil’s interest would be reduced if a third party were to exercise a reversionary, back-in, or other similar right not listed or referenced on Exhibit A;

(d)	ExxonMobil is in material default under some material provision of a lease, farmout agreement, or other agreement, resulting in loss of all or any part of the Interests; or

(e)
ExxonMobil's title at the Effective Time as to all or any part of the Leases is not reflected of record, provided, that assignments due in the ordinary course of business under one or more existing contracts specified on any of the Exhibits to this Agreement  shall not be considered a Title Defect so long as such assignments do not serve to reduce the net revenue interest for an Interest than that shown on Exhibit A-2, or serve to increase the working interest for an Interest greater than that shown on Exhibit A-2 without a corresponding increase in the net revenue interest for such Interest.

“Title Defect” does not include (a) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; or (b) the loss of lease acreage between the Effective Time or the Execution Date (whichever is earlier) and the Closing Date, because the lease term expires.

Buyer must notify ExxonMobil in writing promptly if Buyer determines that ExxonMobil’s net revenue interest or working interest for an Interest is greater than that shown on Exhibit A-2.

6.02.              Adjustments to the Base Purchase Price based on Allocations.

(a)
Buyer may request an adjustment to the Base Purchase Price based on an Allocation at any time on or before the 10th day before the Closing Date, if the adjustment is based on a Title Defect.  ExxonMobil may request an adjustment to the Base Purchase Price based on an Allocation at any time before the Closing Date, if ExxonMobil’s net revenue interest for the Interest is greater than that shown on Exhibit A-2.  A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Base Purchase Price based on an Allocation for the matter stated in the notice.

(b)
If either Party gives notice under the previous Section, the Parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(1)
If the claim is based on ExxonMobil’s owning a different net revenue interest than that shown on Exhibit A-2, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment  = A x (1-[B/C])

A	=	Allocation for the affected Interest

B	=	correct net revenue interest for the affected Interest

C	=	net revenue interest for the affected Interest as shown on Exhibit A-2.

(2)	If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum necessary to remove the obligation or burden from the affected Interest.

(3)
If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Interest.

(c)
If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the amount of an adjustment by the Closing Date, ExxonMobil may, at its sole option and upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the Performance Deposit;

(2)	remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest;

(3)	elect to cure the Title Defect pursuant to Section 6.02(e); or

(4)	elect to resolve the dispute pursuant to the provisions of Article 17.

(d)
The Base Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this Section 6.02 is greater than $500,000.00.  If the sum of all adjustments would result in the Base Purchase Price being reduced by more than ten percent (10%), ExxonMobil may, upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the Performance Deposit; or

(2)	remove the affected Interest from the Agreement and adjust the Base Purchase Price by the Allocation for that Interest.

(e)
ExxonMobil may, at its sole option, notify Buyer before the Closing Date that it elects to cure some or all of the Title Defects.  No adjustment will be made at Closing for the Title Defects that ExxonMobil elects to cure.  If any Title Defect is not cured within 90 days after Closing, an adjustment to the Base Purchase Price will be calculated and made under the criteria set forth in this Section 6.02, and subject to the limitations contained in Section 6.02(d).

6.03.              Description and Other Errors.

(a)   If either Party determines, either before or within 1 year after Closing that:

(i)	certain Interests were erroneously included in or excluded from the Agreement or the conveyancing instruments; or

(ii)	certain gas-production imbalance accounts were erroneously included in or erroneously excluded from this Agreement,

then ExxonMobil and Buyer will meet and use their best efforts to resolve the error.  If necessary, the Parties will execute and record (if after Closing) appropriate correction instruments to correct the error.

(b)	If ExxonMobil and Buyer cannot resolve an error with respect to such an error discovered before the Closing Date, then ExxonMobil may, at its sole option, either

(i) remove the affected Interest from this Agreement, if applicable, and adjust the Base Purchase Price by the Allocation for such Interest; or

(ii)  elect to resolve the dispute pursuant to the provisions of Article 17.

(c)
If ExxonMobil and Buyer cannot resolve such an error with respect to an Interest assigned to Buyer and discovered within 1 year after the Closing Date, then Buyer, upon written demand by ExxonMobil at its sole option, will reassign all or any part of the Interests assigned to Buyer under this Agreement  in the same manner as provided in Section 9.05, and undertake all other acts reasonably required to return ExxonMobil to its pre-Closing position as to the reassigned Interest, including revising regulatory filings.   ExxonMobil will refund to Buyer the Allocation for each reassigned Interest, without interest, upon Buyer’s performance of its obligations under this Section 6.03(c).

Notwithstanding the foregoing, the Parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener’s errors in the preparation of Closing documents.

6.04.              Restrictions on Use.  Where any of the Interests include a fee simple interest in real property that has been used for oil, gas, or other mineral operations, including pipeline operations, the Buyer covenants that it will not use or develop the real property for the following uses, in whole or in part, and the Buyer acknowledges such uses are expressly prohibited and forbidden:

(a)	any hotel use;

(b)
any purpose that would constitute a “Permitted Use” under any of the residential zones, districts, or classifications set forth in any applicable municipal, county or state zoning laws in effect at the Effective Time,

(c)	any other residential use;

(d)	any health care, clinic, hospital or other medical facility;

(e)	any playground, recreational park, day nursery, day-care center, child care center, nursing home, house of worship, or school;

(f)	any agricultural use;

(g)	construction or installation of any basements; or

(h)	any water wells for irrigation or drinking purposes.

6.05.              Engineering Controls.  The Buyer covenants that any development or redevelopment of the real property conveyed as Interests will, at the cost of the Buyer, adopt and use all engineering and related technical assistance reasonably available to enhance the environmental amenity associated with the real property. Buyer acknowledges that depending upon the nature of the Buyer’s development that engineering controls that may need to be considered for use by the Buyer include:  vapor barriers; vapor installation systems; sealed sumps and storm pond liners.  Necessity of engineer controls shall be determined by a professional engineer licensed in the state with experience in the field.

6.06.              Covenants Running with the Land.  The covenants contained in provisions 6.04 and 6.05 of this Agreement shall be covenants running with the land, shall be recorded in the real property records, and shall be binding on Buyer and its successors and assigns.

ARTICLE 7.  PRE-CLOSING OBLIGATIONS

7.01.              Preferential Rights.

(a)	Notice. ExxonMobil will notify the preferential rights holders, if any, of applicable preferential rights to purchase the Interests.

(b)
Adjustment to Base Purchase Price.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, the Base Purchase Price will be adjusted by the Allocation for the preferential right property.  If Buyer has allocated a positive dollar amount to the preferential right property, the Base Purchase Price will be reduced by the dollar amount of the positive Allocation.  If Buyer has allocated a negative dollar amount to the preferential right property, the Base Purchase Price will be increased by the absolute value of the negative Allocation.

(c)
Third Party Failure to Purchase.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, but does not close the purchase for any reason either before or within a reasonable time after Closing, Buyer will be obligated to acquire the preferential right property under the terms of this Agreement, for the positive dollar Allocation (or if the Allocation is a negative amount, ExxonMobil will refund the absolute value of the negative amount to Buyer, without interest).  Closing on the preferential right property will be scheduled to occur within 45 days after Buyer receives ExxonMobil’s notice that the third party has not closed.  The effective time for the preferential right property will be the Effective Time under this Agreement.

7.02.              Related Agreements.  Except as otherwise provided in this Agreement, the sale of the Interests will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements (excluding (1) third party services agreements,  and (2) collective bargaining agreements and union agreements (herein collectively referred to as "CBA") or obligations to assume successor liability for such CBA) concerning or pertaining to the Interests (“Related Agreements”), to the extent that they are binding on ExxonMobil or its successors or assigns.  Buyer will assume all of ExxonMobil’s obligations and liabilities under the Related Agreements as of the Effective Time, insofar as the obligations or liabilities concern or pertain to the Interests, and the Parties will execute all documents necessary for Buyer to assume the Related Agreements.  Buyer’s obligation applies to all Related Agreements, whether recorded or not.  Based on ExxonMobil's information and belief, after reasonable inquiry to appropriate personnel, all material Related Agreements pertaining to the Interests are identified on Exhibit A, Exhibit A-1 and Exhibit B.

7.03.              Third Party Notifications and Approvals.  The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties.  ExxonMobil is responsible, at its sole cost, for obtaining approvals from all applicable third parties and will furnish Buyer with proof of each consent, approval, or waiver before the Closing Date.  ExxonMobil will make reasonable efforts to obtain waivers of maintenance-of-uniform interest provisions, if any, from joint interest owners.

If ExxonMobil does not furnish Buyer with all third party approvals applicable to any Interest, then ExxonMobil may, at its option, elect to:

(a)	delay Closing as to any or all of the Interests, with no charge to either Party for the delay;

(b)	close without all third party approvals; or

(c)	with Buyer's consent remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest.

If ExxonMobil elects to close without all third party approvals, ExxonMobil may require Buyer to reassign the affected Interest to ExxonMobil if the third party refuses to approve the assignment after Closing.  The reassignment will be in the manner described in Section 9.05.

7.04.              Change of Operator.  Unless otherwise provided by applicable law, regulation, or Related Agreement, Buyer, at its sole cost, must apply for and obtain any and all regulatory approvals and permits and satisfy requirements of financial security to operate the Interests either that it will operate or for which it intends to stand for election as Operator, and deliver copies or other evidence of compliance to ExxonMobil before Closing.

7.05.              Employees.  If Buyer elects to offer employment to any of the employees of ExxonMobil (or its Affiliates) located on or associated with the Interests, the provisions of Exhibit G shall apply.

ARTICLE 8.  CLOSING

8.01.              Closing Date.  The Closing Date will be on or before December 20, 2010, unless delayed as provided in this Agreement, at ExxonMobil’s offices at 800 Bell, Houston, Texas, or at another place that ExxonMobil designates.  If the Parties agree, Closing may be handled by exchange of documents (by mail or by courier).  No price adjustment will be made if Closing is delayed.

8.02.              Buyer’s Request to Delay Closing.  Buyer may request that Closing be delayed for up to thirty (30) days after the originally-scheduled Closing Date, upon written notice to ExxonMobil, in order for the Parties to pursue necessary third party consents or in order that the Closing of transactions contemplated by this Agreement occurs after the expiration of all applicable preferential purchase periods.

8.03.              ExxonMobil’s Right to Delay Closing.  ExxonMobil may, at its sole option and for any reason, delay Closing for up to 30 days after the originally-scheduled Closing Date, upon written notice to Buyer.

8.04.              Closing Obligations.

(a)
Certificates of Authority.  ExxonMobil may require Buyer to deliver, at least five days before the Closing Date, certificates in form and substance satisfactory to ExxonMobil, effective as of the Closing Date and executed by Buyer’s duly authorized officer, partner, or owner, as appropriate, to the effect that:

(1)
Buyer has all requisite corporate, partnership, or other power and authority to purchase the Interests on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction; and

(2)	each individual executing the closing documents has the authority to act on behalf of Buyer.

(b)	Change of Operatorship. For ExxonMobil-operated Interests, and except to the extent waived by ExxonMobil, Buyer will deliver to ExxonMobil on or before the Closing Date evidence of the following:

(1)
that Buyer has complied with the requirements of all laws and regulations relating to the transfer of operatorship (excluding, to the extent applicable, non-operator third party designations of operator forms required by a governmental entity), including those regarding the assumption of responsibility for the plugging and abandoning of each Well and abandonment or removal of each pipeline that is included in the applicable Interests or located on the Property;

(2)	that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and

(3)
that Buyer has, to the extent possible under applicable regulations, obtained all necessary designation of operator forms required by a governmental entity (to the extent delivered by non-operator third parties to Buyer), permits or transfers of permits to operate the applicable Interests and Property.

(c)
Closing Settlement Statement.  ExxonMobil will provide a Closing Settlement Statement (the “Closing Settlement Statement”) including items such as Base Purchase Price, adjustments to the Base Purchase Price (if any), Performance Deposit, revenue received, costs and expenses as provided in this Agreement, Ad Valorem Taxes, severance taxes, federal excise and energy taxes, gas imbalance adjustments, and copying and recording fees, to the extent this information is available at Closing.  ExxonMobil will use estimates in the Closing Settlement Statement to the extent that estimates are necessary and may correct the estimates in the Final Settlement Statement.

(d)	Closing Documents. The Parties, as indicated, will execute and deliver the following instruments to close this transaction:

(1)
An instrument in the form of the Assignment and Bill of Sale attached as Exhibit C, modified to the extent necessary to conform to the terms of this Agreement.  As reflected on Exhibit C, Buyer will execute an Assignment and Bill of Sale with EMC, MOEPSI, EMPCo, and MEIPL, separately.  Each Assignment and Bill of Sale will be effective as of the Effective Time, be without warranty of any kind (e.g., title, fitness, condition), and restate the indemnities, releases, and waivers contained in this Agreement.  Exhibit A-2 to this Agreement states ExxonMobil’s working and net revenue interests, to the best of ExxonMobil’s knowledge and belief.  The Assignment and Bill of Sale will not, however, state or warrant the working or net revenue interests assigned to Buyer.

If ExxonMobil will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights, then, in the Assignment and Bill of Sale, ExxonMobil will reserve concurrent interests in the applicable easements, rights-of-way, contracts, and other rights relating to the retained or reserved interests.  In the event ExxonMobil retains an overriding royalty interest or other interest in production in the Interests, the Assignment and Bill of Sale shall also grant ExxonMobil the right to audit Buyer’s records relating to such retained interest.

(2)	Letter-in-lieu-of-transfer order (or other instrument) to give notice of this transaction to remitters of proceeds.

(3)	The Property Sales Accounting Agreement, substantially in the form of Exhibit D attached hereto.

(4)
Other documents reasonably required to close this transaction and implement the terms of this Agreement, including deeds, bills of sale, easements, rights-of-way and the like and instruments necessary under operating agreements, plans of unitization, laws, and regulations affecting the Interests to transfer the Interests and related obligations from ExxonMobil to Buyer.

(5)
Change-of-operator forms for each Well that Buyer intends to operate after Closing.  If the Operator of a Well must be elected or designated after Closing, the applicable instruments will be executed after the election or designation, as applicable.

(6)	The Closing Settlement Statement.

(7)	A mutually acceptable Transition Services Agreement between Buyer, EMC and MOEPSI.

(8)	A mutually acceptable Transition Services Agreement between Buyer and EMPCo.

(9)	Any other mutually acceptable ancillary agreements necessary with respect to human resources, which may be required by ExxonMobil.

(10)
Any documents and permits necessary or required by the Bureau of Ocean Energy Management, Regulation and Enforcement or any other governmental body or regulatory agency to convey the Interests and transfer operations to Buyer.

(11)
A mutually agreeable option to lease letter agreement for ExxonMobil to have the option to access and use the Grand Isle Gas Plant, Grand Isle Marine Terminal, Grand Isle Oil Facilities, Grand Isle Boat Slip and Grand Isle Helipad.

(12)	Pursuant to the terms set forth in Section 8.04(f), Buyer will deliver a mutually acceptable financial security agreement in the form attached as Exhibit J.

(13)
ExxonMobil and Buyer will execute any mutually agreeable applicable transportation and marketing agreements, including but not limited to gas lift purchase agreements, platform lease agreements, production handling agreements, shared services agreements and connection agreements, which may be needed by ExxonMobil or Buyer in connection with gas lift or EMPCo's terminal operations pertaining to properties retained by ExxonMobil in the vicinity of the Interests.

(e)
Third-Party Consents.  At Closing, ExxonMobil will deliver to Buyer proof of third-party consents and approvals, unless ExxonMobil elects its option to close without receipt of all third party consents and approvals as provided in Section 7.03, in which case ExxonMobil shall deliver to Buyer notice of which consents and/or approvals remain outstanding.

(f)
Financial Security.  As a condition of Closing pursuant to Section 8.04(d)(12), Buyer shall deliver to ExxonMobil at Closing an irrevocable Standby Letter of Credit (“SBLC”) in the amount of $225,000,000.00 in favor of ExxonMobil, substantially in the form of Exhibit J attached hereto, as evidence of Buyer’s financial security to guarantee Buyer’s obligations as provided in Section 9.08.  The SBLC must be issued by a financial institution acceptable to ExxonMobil (it being understood that a bank with an S&P / Moody’s credit rating of at least AA-/Aa3 shall be acceptable to ExxonMobil) and shall be issued for a minimum of one (1) year and be subject to extension and renewal in accordance with its terms.

(1)
Within thirty (30) days prior to January 1, 2016, and each three (3) years thereafter, the Parties shall arrange for a mutually agreed third-party to determine the total remaining obligations assumed under Section 9.08.  Within 90 days following a redetermination of the total remaining obligations (each a “Redetermination Period”), Buyer is required to confirm in writing to ExxonMobil that the required SBLC is equal to at least 50% of the total remaining nominal obligation, as redetermined; it being understood that the SBLC is not intended to cover new wells, pipelines, and platforms installed after the Effective Time.  The amount of the SBLC may only be adjusted within a Redetermination Period, unless ExxonMobil, at its sole option, extends said time period.

(2)	Upon occurrence of any one of the following, ExxonMobil may draw on the SBLC, in whole or in part, without prior notice to the Buyer:

(A)	ExxonMobil is required in any manner to perform obligations under Section 9.08, including but not limited to orders or directives issued by a governmental body or regulatory agency; or

(B)
Buyer is in default of any P&A Obligation (as defined below) and ExxonMobil has opted to therefore perform any or all of such obligation of Buyer (provided however that nothing herein shall be construed as imposing an obligation upon ExxonMobil to so perform); or

(C)	insolvency of Buyer; or

(D)
Buyer passes a resolution, commences proceedings or has proceedings commenced against it (which proceedings are not stayed within twenty-one (21) days of service thereof on Buyer) in the nature of bankruptcy or reorganization resulting from insolvency, or its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator or its undertakings or assets; or

(E)
the non-renewal or non-replacement of the SBLC by 90 days prior to its maturity; it being understood that if and only if prior to maturity of the SBLC and within such 90 day period Buyer presents a replacement SBLC to ExxonMobil in a form that ExxonMobil (in its sole discretion) determines to be substantially similar to Exhibit J (except that the absence of an auto renewal clause in the replacement SBLC may not be a basis for the non-acceptance of a replacement SBLC) and which replacement SBLC is from a bank acceptable to ExxonMobil, then ExxonMobil shall return any funds equal to the aggregate  drawn down funds to the financial institution who issued the non-renewed SBLC, net of any costs and expenses incurred by ExxonMobil.

With respect to any draw that occurs under this Section, ExxonMobil will provide the Buyer a courtesy copy of the notice within 24 hours of the SBLC draw request.

(3)
In the event that ExxonMobil draws on any SBLC pursuant to its rights to do so under any of 8.04(f)(2)(C)-(E), (provided, however, that in regards to (E) the time period for Buyer to replace a non-renewed SBLC as permitted thereunder has elapsed)  then to guarantee Buyer’s P&A Obligations (as defined below) ExxonMobil shall be entitled to devote the entirety of the funds from such draw down to obtaining solely for its own benefit replacement financial security, of a value substantially equal to the aggregate amount of such drawn down funds, in the form of a bond,  insurance policy (which bond or insurance policy names ExxonMobil as its sole beneficiary), escrow account, or other financial security acceptable to ExxonMobil in its sole discretion, the proceeds of which shall only be used for P&A Obligations (as defined below) and costs incurred by ExxonMobil in obtaining, maintaining, and administering the replacement financial security, including attorney’s fees and related transaction and financial institution charges.

(4)	ExxonMobil shall return to the issuing financial institution funds equal to any amounts which it drew down in error.

(5)
In the event that Buyer presents ExxonMobil with a replacement SBLC satisfactory to ExxonMobil in a form that ExxonMobil (in its sole discretion) determines to be substantially similar to Exhibit J (except that the absence of an auto renewal clause in the replacement SBLC may not be a basis for the non-acceptance of a replacement SBLC)  and which replacement SBLC is from a bank acceptable to ExxonMobil, ExxonMobil shall return within 90 days to the issuing financial institution funds equal to any drawn amounts which are not used by ExxonMobil pursuant to sections 8.04(f)(2)(A)-(B) or 8.04(f)(3).

(6)
ExxonMobil shall release any and all SBLC in favor of ExxonMobil entered into in connection with Section 9.08 on or before the date that is one hundred and twenty (120) days from the date of receipt of evidence satisfactory to it that Buyer has performed all obligations to abandon, restore and remediate the Interests and Property contemplated by Section 9.08 (collectively, the “P&A Obligations”).  For purposes of this Section and Section 9.08, evidence that a P&A Obligation has been performed shall include executed forms or other written documentation as may be required by any governmental authority under applicable law to reflect completion of a P&A Obligation (including, without limitation, forms and documentation related to plugging and abandonment activities, decommissioning activities, site clearance activities and pipeline abandonment or removal activities and completion of remediation activities).

(7)	Nothing in this PSA shall be construed to confer upon Buyer the status of third party beneficiary under any SBLC contemplated herein.

(g)
Payment to ExxonMobil.  At Closing, Buyer will pay ExxonMobil the net amount shown on the Closing Settlement Statement by certified check, cashier’s check, or funds transfer as that term is defined in Chapter 4 of the Texas Business and Commerce Code.  This amount is subject to further adjustment after Closing as provided in this Agreement.  Notwithstanding any other provision of this Agreement, Buyer must make payment by the specific means stated, or ExxonMobil may refuse to proceed with Closing until ExxonMobil, in its sole discretion, is satisfied that it has received full payment.  This right is in addition to all other rights and remedies ExxonMobil may have under this Agreement, at law, or in equity.

(h)
Delivery of Possession.  Subject to the terms of applicable joint operating agreements, if any, the Related Agreements, and this Agreement, ExxonMobil will deliver possession of the Interests to Buyer as soon as practicable after the Closing Date.

8.05.              Offset of Amounts Owed to ExxonMobil and Affiliates.  Before Closing, ExxonMobil may review all outstanding accounts between Buyer and ExxonMobil and its Affiliates and include any amounts due to ExxonMobil or any of its Affiliates in the Closing Settlement Statement.  Buyer will pay the amounts due to ExxonMobil or any of its Affiliates, if any, as a condition of Closing.

8.06.              Condition Precedent.  Buyer’s performance of its obligations under this Article 8 is a condition precedent to ExxonMobil’s obligation to close this transaction.

8.07.              Buyer’s Representation by Closing.  By closing this transaction, Buyer will be deemed to represent to ExxonMobil that all of Buyer’s representations under this Agreement, and under the Additional Instruments, are true as of the Closing Date.

8.08.              Insurance.  ExxonMobil will terminate all insurance that it has provided to cover its ownership share in the Interests on the Closing Date, except to the extent that insurance is required by or provided under a joint operating or similar agreement.  If the Effective Time is before the Closing Date, the termination will be effective retroactive to the Effective Date.  Buyer relinquishes and waives, on its behalf and on behalf of all persons subrogated to Buyer’s rights, all rights to claim against any insurance provided by ExxonMobil.  To the extent that ExxonMobil, as Operator, may have obtained commercial insurance applicable to the Interests that is required by or provided under a joint operating or similar agreement, then Buyer shall take over stewardship of such insurance policies on behalf of the non-operators, if Buyer operates the Interests after the Closing Date.

8.09.              Right to Terminate.  Notwithstanding anything herein to the contrary, in the event that Closing has not occurred on or before December 20, 2010 or such later date provided for in Article 25 for reasons not within the control of ExxonMobil, ExxonMobil shall have a continuing right thereafter to terminate this Agreement by providing written notice of termination to Buyer.  In the event of such termination, ExxonMobil shall refund the Performance Deposit, however, ExxonMobil's obligation to return the Performance Deposit shall be subject to Article 24.

ARTICLE 9.  POST-CLOSING OBLIGATIONS

9.01.              Filing and Recording.  ExxonMobil will decide which Party will file or record the conveyancing documents in the appropriate governmental records.  The recording Party will provide either the original or photocopies of the filed or recorded document, including the recording data, as agreed by the Parties, to the non-recording Party.  Buyer will reimburse ExxonMobil for the filing, recording, and other reasonable fees that ExxonMobil incurs if ExxonMobil files or records the documents.

9.02.              Copies.  Within 60 days after the Closing Date, ExxonMobil will deliver to Buyer, at Buyer’s cost and request, copies of data and records relating to the Interests and Property as agreed by the Parties (including, without limitation, to the extent in ExxonMobil’s possession and delivery to Buyer is not subject to a third party restriction, all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information and studies, maps, hazard surveys, engineering data, studies and reports, production records, reservoir studies and evaluations (insofar as same cover and exist within the boundaries of the Interests and Properties), and other books, records, data, files, maps and accounting records, in each case to the extent related to the Interests and Properties, or used or held for use in connection with the ownership, use, maintenance or operation thereof).  ExxonMobil is not obligated to provide copies of any data or records that would not have been made available to Buyer under Section 5.01.  Buyer must advise ExxonMobil before Closing which data and records that it wants to be copied.  If Buyer requests geophysical, proprietary seismic data, and proprietary reprocessing data and if ExxonMobil is restricted from releasing the data to Buyer, Buyer’s execution of a licensing agreement satisfactory to the third party owner of the data will be a condition of ExxonMobil’s delivering the data to Buyer.  For leases subject to the jurisdiction of the Bureau of Ocean Energy Management, Regulation and Enforcement, ExxonMobil will sign and deliver to Buyer, if required, a complete list of the copies of data and records delivered to Buyer (with omissions noted and explained for records required under federal regulations, but which are not available).  Buyer will sign the list and submit it to the Bureau of Ocean Energy Management, Regulation and Enforcement in accordance with applicable regulations.

If originals or the last-remaining copies of any data or records are provided to Buyer, ExxonMobil may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Interest is in effect after the Effective Time (or for 21 years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation).  ExxonMobil may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request.  Without limiting the generality of the two preceding sentences, for as long as any Interest is in effect after the Effective time (or for 21 years in the case of a mineral fee or other non-leasehold interest or for a longer period if required by law or governmental regulation), Buyer may not destroy or give up possession of any original or last-remaining copy of the data or records without first offering ExxonMobil the opportunity, at ExxonMobil’s expense, to obtain the original or a copy.  After this period expires, Buyer must offer to deliver the data and records (or copies) to ExxonMobil, at ExxonMobil’s expense, before giving up possession or destroying them.

9.03.              Further Assurances.  Buyer and ExxonMobil each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, or other instrument reasonably necessary to accomplish the purposes of this Agreement.

9.04.              Post-Closing Third-Party Consents.  If ExxonMobil elects to close without all third-party consents and approvals, ExxonMobil and Buyer will proceed diligently after Closing to obtain such consents and approvals.  If any third party (including any governmental or regulatory agency) having a right to approve or reject assignment of any Interest by ExxonMobil to Buyer in order for title to transfer does not approve the assignment, or if Buyer does not meet conditions imposed for approval of the assignment, after Buyer has made a good faith effort to obtain the approval or permits or to satisfy the conditions, then ExxonMobil may require reassignment of those Interests for which approval or consent was not received.  The Interests and Property must be in the same condition on the reassignment date as they were on the Closing Date, reasonable wear and tear excepted.  Upon reassignment, ExxonMobil will refund to Buyer the Allocation for each reassigned Interest, without interest, but adjusted for operating expenses and revenue attributable to the period before reassignment.  Buyer will be responsible for all amounts due under contracts, including the Related Agreements, as to any Interest that requires approval for assignment, from the Effective Time forward.  This obligation will end only if an Interest is reassigned under this Section 9.04.

9.05.              Reassignment.  For reassignment of any Interest under this Agreement, Buyer will execute and deliver to ExxonMobil a reassignment by special warranty, in a form satisfactory to ExxonMobil and sufficient to place ExxonMobil in the same position it occupied before the assignment to Buyer.  Buyer’s release and discharge of ExxonMobil and its Associated Parties, its covenant not to sue ExxonMobil or its Associated Parties, and its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to Interests that are reassigned for the period of Buyer’s ownership, and the reassignment instrument will restate Buyer’s obligations.

9.06.              Buyer’s Compliance.  Buyer will comply with all rules, regulations, statutes, and laws applicable to Buyer’s ownership or operation of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests.

9.07.              Property Sales Accounting Agreement.  Buyer will perform all its obligations under the Property Sales Accounting Agreement, including payment of rentals, shut-in payments, and minimum royalties.

9.08.              Plugging and Abandoning Wells; Remediation.  Buyer recognizes, and will either perform or assure that performance is accomplished properly and in accordance with applicable law and the Related Agreements, all obligations to abandon, restore, and remediate the Interests and Property, whether arising before or after the Effective Time, including obligations, as applicable, to:

(a)	obtain plugging exceptions in Operator’s name for each Well with a current plugging exception, or permanently plug and abandon the Well;

(b)	plug, abandon, and if necessary, re-abandon each Well;

(c)	remove all equipment and facilities, including flowlines, pipelines, and platforms;

(d)	close all pits; and

(e)	restore and remediate the surface, subsurface, and offshore sites associated with the Interests or Property.

Buyer will pay all costs and expenses associated with the obligations assumed under this Section 9.08.  ExxonMobil will require Buyer to prove its financial ability to perform these obligations after Closing or to provide and maintain a letter of credit, establish an escrow account, or obtain a performance bond or other financial security in an amount, in a form, and from an institution acceptable to ExxonMobil to guarantee Buyer’s obligations under this Section.  Pursuant to Section 8.04(d)(12), Buyer will deliver appropriate evidence of the security at Closing.

9.09.              Surrender or Abandonment of Interests.  If Buyer decides to surrender or abandon any of the Interests after Closing, Buyer must give ExxonMobil written notice of its intent at least 45 days before surrender or abandonment if ExxonMobil:

(a)	has retained an interest in the Interests;

(b)	has other interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights; or

(c)
has other interests that are held by production from the Interests.  ExxonMobil will have 30 days after receipt of Buyer’s notice to notify Buyer that it elects to require Buyer to reassign all or any part of the Interests.  Reassignment will be in the manner described in Section 9.05.

9.10.              Abandoned Pipeline Segments.  If either (1) before Closing, or (2) on the later of ExxonMobil’s preparation of the Final Settlement Statement or 150 days after Closing, Buyer determines that any abandoned pipeline segments included in the Interests are not in compliance with rules, regulations and laws applicable at the Effective Time and Buyer reasonably estimates that the costs and expenses of the action required to place such abandoned pipeline segments in compliance with applicable rules, regulations and laws exceeds $1,000,000.00, then Buyer shall promptly notify ExxonMobil in writing of such determination (“Notice of Pipeline Condition”).  Upon issuance of a Notice of Pipeline Condition, ExxonMobil and Buyer will meet and confer to determine whether any condition of non-compliance exists and, upon agreeing that a condition of non-compliance exists, they will use their best efforts to determine what action is required in order to place the timely identified abandoned pipeline segments in compliance with applicable rules, regulations and laws and the costs and expenses associated with achieving such compliance.  If such costs and expenses exceed $1,000,000.00, the Base Purchase Price shall be reduced by an amount equal to fifty percent (50%) of all such costs and expenses greater than $1,000,000.00.

In lieu of accepting the adjustment of the Base Purchase Price as established by this Section 9.10, ExxonMobil, at its sole option, may require Buyer to reassign the abandoned pipeline segments to ExxonMobil. Such reassignment will be in the manner described in Section 9.05.

ARTICLE 10.  TAXES

10.01.            Ad Valorem Taxes.  Ad valorem taxes (including production-based ad valorem taxes), real property taxes, and similar obligations imposed on the Interests and Property according to their value (“Ad Valorem Taxes”) will be apportioned between ExxonMobil and Buyer as of the Effective Time.  Whether the Interests and Property values are based on the previous year’s production or any other basis, Buyer is obligated to pay the current year’s Ad Valorem Tax assessment and all subsequent Ad Valorem Taxes, subject to the apportionment provisions contained in this paragraph.  The basis of the apportionment will be the assessment for the tax year in which the Effective Time occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous tax year.  If Ad Valorem Taxes have not been paid before Closing, Buyer will be credited for ExxonMobil’s portion of the Ad Valorem Taxes on the Closing Settlement Statement.  If they have been paid before Closing, ExxonMobil will be credited for Buyer’s portion of the taxes on the Closing Settlement Statement.  Buyer will be responsible for all Ad Valorem Taxes and interest that are applied to the Interests retroactively after the Effective Time.

10.02.            Production Taxes.  All taxes (other than Ad Valorem Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, and excise taxes) will be apportioned between the Parties as of the Effective Time.  ExxonMobil will be responsible for paying or withholding all taxes that have accrued before the Effective Time or as otherwise provided in the Property Sales Accounting Agreement and for filing all statements, returns, and documents pertinent to them.  Buyer will be responsible for paying or withholding all taxes that accrue or are applied retroactively after the Effective Time or as otherwise provided in the Property Sales Accounting Agreement; for filing all statements, returns, documents incident to them; and for obtaining reimbursements, if any, relating to those taxes.

10.03.            Other Taxes.  At Closing, ExxonMobil will collect from Buyer and pay all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed by reason of income to ExxonMobil), and fees.  The taxes collected will be based on Buyer’s Allocations, as adjusted under this Agreement.  Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against either Party with respect to this transaction or, if paid by ExxonMobil, Buyer will promptly reimburse ExxonMobil for amounts paid.  Buyer will pay all documentary stamp taxes.

10.04.            Tax-Deferred Exchange.  ExxonMobil may elect by written notice to Buyer at the address listed in Article 23 before the Closing Date to effect a tax-deferred exchange under Section 1031 of the Code of all or part of the Interests.  If ExxonMobil so elects, Buyer will accommodate ExxonMobil and will execute escrow instructions, documents, agreements, or other instruments, as reasonably requested by ExxonMobil, to effect the exchange.  ExxonMobil may assign its rights and delegate its duties under this Agreement to an exchange intermediary that it selects, as may be necessary to effect a tax-deferred exchange.

ARTICLE 11.  OIL IN STORAGE PROCEEDS, COSTS, EXPENSES, CLAIMS, AND
DISBURSEMENTS

11.01.            Oil in Storage.

(a)
All Oil in storage at the Effective Time, including working inventory, belongs to ExxonMobil.  Title to Oil in storage for both ExxonMobil-operated Interests and Interests operated by others will transfer to Buyer as of the Effective Time.

(b)
ExxonMobil, at its sole option, may include as “Oil in storage” all Oil in the system downstream of the wellhead at the Effective Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines.  For ExxonMobil-operated Interests, at the Effective Time ExxonMobil will:

(1)	at its sole option, either run or gauge the Oil in storage; and

(2)	read and replace all gas meter charts.

If the Effective Time is after the Execution Date, Buyer may be present for these operations.

(c)
ExxonMobil will use measured Oil inventories in the Closing Settlement Statement, if available or, if not available, then estimated Oil inventories.  The estimates will be based on the average month-end inventories of the three most recent calendar months prior to the Effective Time.  If there is a difference between the value of the estimated Oil in storage and the value of inventories run or gauged at the Effective Time, ExxonMobil may include the difference in the Final Settlement Statement.

(d)	Oil inventories will be priced, at ExxonMobil’s option, at either:

(1)	ExxonMobil’s posted price at the Effective Time for Oil of like grade and gravity in the field where the relevant Interest is located;

(2)
if there is no ExxonMobil-posted price for the field, then the average of the two highest prices, as determined by ExxonMobil, posted by other purchasing companies in the field or locality where the Interest is located, for Oil of like grade and gravity, in effect at the Effective Time;

(3)	the applicable posted price, with appropriate gravity adjustments; or

(4)	the price received for the Oil from the purchaser (or an estimate of the price).

(e)
For Interests operated by others, ExxonMobil will include in the Closing Settlement Statement the quantity of Oil in storage at the Effective Time as represented by the Operator or as obtained from information filed with the applicable regulatory agency.  The value of Oil in storage for Interests operated by others will be determined on the same basis as that used to determine the value of Oil inventories for ExxonMobil-operated Interests.

11.02.            Proceeds, Costs, and Expenses.

(a)	Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement:

(1)	ExxonMobil reserves all rights to proceeds, receipts, reimbursements, credits, and income attributable to the Interests and accruing before the Effective Time; and

(2)	all proceeds, receipts, credits, income, and charges attributable to the Interests and accruing after the Effective Time will be Buyer’s property and responsibility.

For accounts held in suspense or escrow at Closing, ExxonMobil will pay in full the royalty accounts that were suspended because the amount due is less than the statutory minimum for payment and, as to all other accounts, will disburse funds after Closing upon proof satisfactory to ExxonMobil that the money is due to the party claiming it.

(b)	Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement, ExxonMobil will make all disbursements for:

(1)	payment of charges and invoices for costs and expenses accruing before the Effective Time and attributable to the Interests; and

(2)	payments necessary as the result of sales of production from the Interests occurring before the Effective Time (including disbursements out of proceeds held in suspense or escrow).

Buyer will be responsible for all payments and disbursements after the Effective Time but if ExxonMobil makes any of these payments or disbursements (including rentals paid prior to the Effective time, but covering periods after the Effective Time), Buyer will reimburse ExxonMobil for the amounts paid.

(c)	All amounts due from one Party to the other under this Section 11.02 may be made by debits and credits in the Closing Settlement Statement and Final Settlement Statement.

11.03.            Notice to Remitters of Proceeds.  ExxonMobil will make reasonable efforts to notify all remitters of proceeds from the sale of production of this transaction.  Except as otherwise provided in the Property Sales Accounting Agreement, ExxonMobil is responsible for obtaining from the remitters revenues accrued before the Effective Time, and Buyer is responsible for obtaining from the remitters revenues accruing after the Effective Time.  The Parties will inform the remitters that this transaction has closed by letter-in-lieu-of-transfer order or other documents required by each remitter.

11.04.            Reservation of Claims.  ExxonMobil reserves all Claims and rights of any kind concerning the Interests or Property against third parties that accrue before the Effective Time (including those against overriding royalty owners, royalty owners, working-interest owners, and gas purchasers), whether discovered before or after Closing.  The reservations under this Section do not include gas-production-imbalance accounts, which are the subject of Article 20.

For purposes of this Article 11, "ExxonMobil" means EMC and MOEPSI only.

ARTICLE 12.  EXXONMOBIL-OPERATED INTERESTS

12.01.            Operation by ExxonMobil.  ExxonMobil will operate the ExxonMobil-operated Interests until the later of the Closing Date or the time that the applicable operating agreement, plan of unitization, or law requires.  As soon as practicable thereafter, operations will be turned over to, and become the responsibility of, ExxonMobil’s successor as Operator.  ExxonMobil is not obligated to obtain Buyer’s approval of any aspect of operations while it operates the Interests.  Notwithstanding anything to the contrary in this Agreement, ExxonMobil may cancel its applicable regulatory permits at any time and for any reason after it ceases to operate an Interest.

12.02.            Charges Paid by Buyer.  For the period of operation by ExxonMobil after the Effective Time until Closing, Buyer will pay ExxonMobil as follows:

(a)
Operation and Maintenance Expenses.  A fixed monthly rate for operation and maintenance expenses and other miscellaneous costs and expenses incidental to the operation, protection, and maintenance of the Interests and Property (but excluding costs under paragraph (b) below) based on the average operation, maintenance, and miscellaneous costs and expenses for each Interest for the three-month period before the Effective Time.

(b)
Other Costs.  Reimbursement for workover costs, plugging, abandoning, and re-abandoning costs, CO2 purchases, prepaid items (e.g., utility charges, rentals, deposits and any other prepays excluding taxes) prorated before and after the Effective Time, and other major costs incurred by ExxonMobil incidental to the operation, protection, and maintenance of the Interests and Property, on an actual-cost basis.

(c)	Overhead. Overhead at a rate equal to 12.5% of the sum of the amounts under paragraphs (a) and (b) above.

These charges will be included in the Closing Settlement Statement or Final Settlement Statement, as applicable.

12.03.            Risk of Loss.  Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of the ExxonMobil-operated Interests and Property associated with that Interest will pass from ExxonMobil to Buyer as of the Closing Date, even if such damage or destruction is caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability.  Any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

12.04.            Selection of Operator.  ExxonMobil may elect to poll the parties to applicable joint operating agreements or plans of unitization before Closing to select a successor Operator.  The poll may stipulate that ExxonMobil will not resign as Operator unless Closing occurs.  ExxonMobil may resign as Operator under applicable regulations if Buyer does not diligently pursue its designation as Operator of the Interests that it will operate.  If ExxonMobil does not poll, then it will be Buyer’s responsibility to do so immediately after Closing.  Buyer’s selection as Operator, whether under a joint operating or similar agreement or pursuant to applicable regulations, is not a condition of Buyer’s performance under this Agreement.

12.05.            Removal of Signs.  ExxonMobil may either remove its name and signs from the ExxonMobil-operated Interests and Property or require Buyer to do so for those Interests that it will operate.  Once Buyer has become Operator, Buyer must:

(a)
remove any remaining signs and references to ExxonMobil from the Property or Interests promptly, but no later than the time required by applicable regulations or 60 days after ExxonMobil ceases to be Operator, whichever occurs first;

(b)	install signs complying with applicable governmental regulations, including signs showing Buyer as Operator of the Interests it operates; and

(c)	notify ExxonMobil of the removal of signs and references to ExxonMobil and installation of new signs.

ExxonMobil reserves a right of access to the Interests and Property after it ceases to be Operator to remove its signs and name from all Wells, facilities, and Property, or to confirm that Buyer has done so for the Interests operated by Buyer.  If ExxonMobil removes signs because Buyer has not done so, ExxonMobil will charge its costs to Buyer, and Buyer will pay the invoice within 15 days of receipt.

12.06.            EMPCo Operations and Obligations.

(a)
Allocation of Carrier Obligations and Proceeds.  As used in this paragraph, the term “Facilities” shall include all pumps, valves, fittings, pipe and other personal property, together with the assets described in the EMPCo Interest section of Exhibit A.  The Facilities may contain petroleum product which is held for the account of shipper(s).  It is understood that title to the contents of the Facilities will remain with the shipper(s) and that Buyer assumes the obligation to deliver such contents in accordance with EMPCo’s existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement.  Further, to the extent that petroleum products have been offered for shipment in the Facilities under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered by EMPCo, Buyer shall receive those products for transportation in the normal course of business.  Tariff charges for transportation during the month of sale shall be allocated between EMPCo and Buyer on the basis of the number of days that each party owns the Facilities during the month of sale, provided that payments of such charges shall be allocated and divided between EMPCo and Buyer only after receipt thereof, unless received prior to the date of Closing.

(b)
Continuation of Transportation Services.  Buyer agrees to provide crude petroleum transportation services from the same supply origins and to the same markets served, at substantially the same throughput capacities, as historically transported.

(c)
Tariff Rates.  The Parties and/or their Affiliates have agreed on certain matters concerning the pipeline tariff rates to be charged on the Grand Isle Gathering System following Closing.  The agreements are specifically described in the Tariff Letter Agreement, attached hereto as Exhibit H.

(d)
Required Pipeline Integrity Repairs.  EMPCo will provide Buyer with specific pipeline repair plans for integrity repairs not completed by EMPCo prior to Closing as more fully described in the final high consequence area repair plans for each segment (the “Final Repair Plans”). The Final Repair Plans will be developed in accordance with EMPCo’s current integrity management programs.  Buyer assumes all responsibility, at Buyer’s sole expense, for the completion of the integrity repairs on the EMPCo Interests as may be required for regulatory compliance or Buyer’s integrity management program.

ARTICLE 13.  INTERESTS OPERATED BY OTHERS

13.01.            Charges Paid by Buyer.  Buyer will reimburse ExxonMobil for charges made by the Operator after the Effective Time and paid by ExxonMobil.

13.02.            Risk of Loss.  Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of each Interest operated by others and the Property associated with that Interest will pass from ExxonMobil to Buyer as of the Closing Date, even if such damage or destruction is caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability.  Any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

ARTICLE 14.  PREFERENTIAL RIGHT TO PURCHASE OIL

14.01.            Preferential Right To Purchase Oil.

ExxonMobil shall have, for the life of the lease in any instrument(s) of conveyance concerning the Interests, the preferential right to purchase from time to time all or any portion of the Oil, which may be produced and saved from or allocated to the Interests conveyed by ExxonMobil hereunder, except for that Oil which is used for operations upon and for the sole benefit of the Interests conveyed by this Agreement.  The price to be paid shall be a mutually agreeable negotiated price, with transportation charges deducted, where applicable.

Notwithstanding anything herein to the contrary, if Buyer receives a bona fide offer from an independent third party to purchase the above Oil, which exceeds the price that ExxonMobil is currently paying, then Buyer shall furnish ExxonMobil with a copy of said offer and ExxonMobil shall have the option (but not the obligation) to match such offer and purchase such Oil on terms identical to that contained in the offer.  Notice of ExxonMobil's election to match said offer shall be provided in writing to Buyer within ten (10) working days after receipt of such notice.

Should ExxonMobil, on any one or more occasions, elect not to purchase or not respond within ten (10) working days after notification by Buyer, then ExxonMobil’s right to purchase Oil shall be considered temporarily waived until such third party term purchase has expired or until such time as ExxonMobil is willing to match the independent third party’s offer, consistent with the cancellation notice period of said offer.

ExxonMobil shall have the right to assign its preferential right to purchase to any of its subsidiaries or affiliates.  Upon such assignment, the subsidiary or affiliate shall have the same rights as ExxonMobil under this Article 14.

All notifications under this Article shall be sent to:

ExxonMobil:	Buyer:

ExxonMobil Oil Corporation	Energy XXI GOM, LLC
3225 Gallows Road	1021 Main Street, Suite 2626
Fairfax, Virginia 22037	Houston, Texas 77002
Attention: Manager, North America	Attention: Todd Reid
Crude Trading	Sr. Vice President Marketing and Risk Management

ARTICLE 15.  INTENTIONALLY OMITTED

ARTICLE 16.  BUYER’S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE
AND BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS

16.01.            Buyer’s Release and Discharge of ExxonMobil and its Associated Parties.  Buyer releases and discharges ExxonMobil and its Associated Parties from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  Buyer’s release and discharge of ExxonMobil and its Associated Parties includes Claims and Liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and apply regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability.  The only exception to Buyer’s release and discharge of ExxonMobil and its Associated Parties is stated in 16.04(e), and the release and discharge are binding on Buyer and its successors and assigns.

16.02.            Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties.  Buyer covenants not to sue ExxonMobil or its Associated Parties with regard to any Claim or Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  Buyer’s covenant not to sue ExxonMobil or its Associated Parties includes Claims and Liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and applies regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability.  The only exception to Buyer’s covenant not to sue ExxonMobil or its Associated Parties is stated in Section 16.04(e), and the covenant is binding on Buyer and its successors and assigns.

16.03.            Buyer’s Obligations to Indemnify, Defend, and Hold ExxonMobil and its Associated Parties Harmless.  Buyer will indemnify, defend, and hold ExxonMobil and its Associated Parties harmless from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless include Claims and Liabilities caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of ExxonMobil or any of its Associated Parties or any third party and apply regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including theories of strict liability.  The only exceptions to Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless are stated in Sections 16.04(c), 16.04(d) and 16.04(e), and the obligations are binding on Buyer and its successors and assigns.

16.04.            Buyer’s Obligations.

(a)
In each instance of Buyer’s obligations to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties, the Claims and Liabilities subject to the obligations include the following:

(1)
the ownership of the Interests by ExxonMobil, their operation by ExxonMobil or its Associated Parties, and the acts or omissions of ExxonMobil or its Associated Parties in connection with the Interests or the Related Agreements;

(2)
the ownership of the Interests by Buyer, their operation by Buyer or its Associated Parties, and the acts or omissions of Buyer or its Associated Parties in connection with the Interests or under this Agreement or the Related Agreements; and

(3)	the acts or omissions of third parties relating to the Interests.

(b)
Buyer’s obligations under this Agreement to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties include Claims and Liabilities arising in any manner from the following:

(1)	Buyer’s Allocations;

(2)	preferential and similar rights held by third parties to purchase any portion of the Interests;

(3)	the review, inspection, and assessment of the Interests and Property by Buyer and its Associated Parties;

(4)	an error in describing the Interests or an error in the conveyancing instruments;

(5)	rights and obligations of the parties or third parties under the Related Agreements;

(6)	closing without a third party consent or approval;

(7)	failure by third parties to approve or consent to any aspect of this transaction after Closing;

(8)	obligations to plug and abandon Wells, abandon and remove pipelines, and remediate the Interests and Property;

(9)	payment of Real Property Taxes or other taxes applicable to the Interests and Property;

(10)	payments or disbursements paid or payable by ExxonMobil or Buyer to third parties;

(11)	a physical or environmental condition relating to the Interests and Property, including Claims and Liabilities under the Environmental Laws, or failure to comply with the Environmental Laws;

(12)	remediation activities, including damages incurred by Buyer or its Associated Parties during or arising from remediation activities; and

(13)	lawsuits filed before the Effective Time, but amended after the Effective Time to include the Interests or Property or ExxonMobil’s ownership of or activities regarding the Interests or Property.

(c)
Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless do not apply, however, to Claims or Liabilities that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time, but only to the extent that acts or omissions that gave rise to the cause of action are attributable to the conduct or operation or ownership of ExxonMobil or its Associated Parties before the Effective Time.

(d)
The Parties recognize that certain lawsuits may have been filed before the Effective Time, but concern activities continuing after the Effective Time, so that after Closing Buyer may be a proper party to the lawsuit.  For these lawsuits, Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to activities occurring after the Effective Time.  ExxonMobil will continue to defend its own interests and provide principal counsel in an action under this paragraph for which it remains a party after the Effective Time.

(e)
Buyer’s release and discharge of ExxonMobil and its Associated Parties and its covenant not to sue do not include Claims that Buyer may enforce against contractors and subcontractors for work regarding the Interests and the Properties.  In addition, Buyer’s release and discharge of ExxonMobil and its Associated Parties and its obligation to indemnify, defend and hold ExxonMobil harmless under this Agreement does not include Claims that ExxonMobil breached this Agreement.  Any such Claims will be resolved in accordance with Article 17.

16.05.            Buyer’s Duty to Defend.  Buyer acknowledges that its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless under this Agreement include obligations to pay the attorneys’ fees and court and other costs incurred by ExxonMobil and its Associated Parties in defending all Claims.  As to each Claim and Liability, ExxonMobil, at its sole option, may elect to:

(a)
manage its own defense, in which event Buyer will reimburse ExxonMobil and its Associated Parties for all attorneys’ fees and court and other costs reasonably incurred in defending a claim, upon delivery to Buyer of invoices for these fees and costs; or

(b)	tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.

16.06.            Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws.  As partial consideration to ExxonMobil to enter into this Agreement, to the extent that the Texas Deceptive Trade Practices Consumer Protection Act is applicable to this transaction, Buyer can and does expressly waive its rights under the Texas Deceptive Trade Practices Consumer Protection Act, Sections 17.41 through 17.63, Texas Business and Commerce Code, a law that gives consumers special rights and protections.  After consultation with an attorney of its own selection, Buyer voluntarily consents to this waiver.  In addition, Buyer waives its rights under all other consumer protection laws in other states applicable to this transaction that may be waived by the Parties.

16.07.            Retroactive Effect.  Buyer acknowledges that its obligations to release, discharge, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.

16.08.            Inducement to ExxonMobil.  Buyer acknowledges that it evaluated its obligations under this Article 16 before it determined and submitted its bid for the Interests and that its assumption of these obligations is a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.

ARTICLE 17.  ALTERNATE DISPUTE RESOLUTION AND ARBITRATION

17.01.            General.

(a)
This Article 17 applies to any dispute between the Parties, arising at any time, that is not subject to Buyer’s release and discharge of ExxonMobil and its Associated Parties or Buyer’s covenant not to sue ExxonMobil or its Associated Parties or is not specifically excluded under this Article 17.  Whether a dispute is subject to Buyer’s release, discharge, or covenant not to sue or to this Article (or is excluded from this Article by its terms), and whether there is a contract between the Parties, are issues that will be resolved under the alternate dispute resolution and arbitration provisions of this Article 17.

(b)
As to the disputes subject to this Article 17, any Claim or controversy of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of set forth in this Article 17 and will be binding on both Parties and their respective successors and assigns.  Neither Party may prosecute or commence any suit or action against the other Party relating to any matters that are subject to this Article 17, except as provided in this Article 17.

(c)
ExxonMobil will determine, at its sole option, whether a Claim filed by a third party against Buyer or ExxonMobil will be subject to this Article.  If Buyer has notified ExxonMobil before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim is not resolved before Closing, the Disputed Claim will not be subject to this Article unless agreed by the Parties.

17.02.            Negotiations.  The Parties agree to attempt to resolve any dispute arising out of or relating to this Agreement through negotiation.  Within 30 days after one Party gives the other Party written notice describing the dispute and requesting negotiations, representatives of the Parties with authority to resolve the dispute shall meet at a mutually agreed upon location to attempt to resolve the dispute.  Negotiations shall continue until the Parties have resolved the dispute or until one of the Parties gives written notice that it will no longer continue to negotiate.  If for any reason, the Parties’ representatives fail to meet within the 30 day deadline or if a Party gives written notice that it is no longer willing to continue negotiations, either Party may commence binding arbitration of the dispute pursuant to Section 17.03.

17.03.            Arbitration.  Any dispute arising out of or relating to this Agreement that the Parties fail to resolve by negotiation as set forth in Section 17.02 shall be resolved by arbitration before three arbitrators pursuant to the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as modified herein.  Each Party shall appoint one arbitrator as provided in CPR Rules 3.3 and 3.5, and the two arbitrators so appointed shall appoint the third, who shall chair the tribunal, selected as provided in CPR Rule 5.2.  The place of arbitration shall be Houston, Texas.  The arbitrators shall apply the substantive law of Texas to the merits of the dispute, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction.  The Federal Arbitration Act shall apply to the arbitration.  The arbitrators’ award shall be final and binding on the Parties.  Judgment on the award may be entered in any court of competent jurisdiction.

17.04.            Notice.  The addresses for notice under this Article 17 are:

ExxonMobil:	Buyer:

Exxon Mobil Production Company	Energy XXI GOM, LLC
P. O. Box 2180	1021 Main Street, Suite 2626
Houston, Texas 77252-2180	Houston, Texas 77002
Attention: Planning Department	Attention: J. Granger Anderson III
Asset Enhancement Manager	Vice President, Land

ARTICLE 18.  ENVIRONMENTAL MATTERS

18.01.            Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property.  Buyer is aware that the Interests and Property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Property or associated with the Interests.  Equipment and sites included in the Interests or Property may contain asbestos, hazardous substances, or NORM.  NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Property or included in the Interests may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Property.  Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Interests and the Property.

Buyer will assume all Liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and norm from the Interests and Property and associated activities and will conduct these activities in accordance with all applicable laws and regulations, including environmental laws.

18.02.            Adverse Environmental Conditions.

(a)
Buyer will have until ten (10) days before the Closing Date to notify ExxonMobil of any material adverse environmental condition of the Interests or Property that Buyer finds unacceptable and provide evidence of the condition to ExxonMobil.  An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:

(1)	the environmental condition is required to be remediated on the Execution Date under the Environmental Laws in effect on the Execution Date;

(2)
the total of the cost to remediate all environmental conditions identified by Buyer to levels required by the Environmental Laws in effect on the Execution Date is reasonably estimated to be more than 3% percent of the Base Purchase Price; and

(3)	the environmental condition was not disclosed to or known by Buyer before the Execution Date.

(b)
ExxonMobil will have 30 days after receipt of Buyer’s notice under the preceding paragraph, or until five days before the Closing Date if it determines that an adverse environmental condition (whether material or not) may exist with respect to an Interest or Property, to elect any of the following:

(1)
adjust the Allocation for an Interest by a mutually acceptable amount reflecting ExxonMobil’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Interest;

(2)	remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the affected Interest; or

(3)	terminate this Agreement.

ExxonMobil may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as ExxonMobil’s right to delay Closing under Section 8.03.

(c)
If ExxonMobil and Buyer agree to adjust an Allocation because of a Condition, the amount of the adjustment will be the cost to remediate the Condition, but only to the level required by the Environmental Laws in effect on the Execution Date.  ExxonMobil may require Buyer to remit the full Allocation at Closing, without adjustment for the Condition, but if it does so, it will pay the amount of the adjustment to Buyer when the remediation is complete under applicable law.  If the cost to remediate exceeds the amount of the adjustment, Buyer will pay the additional costs to remediate the Condition as required by applicable law.

18.03.            Disposal of Materials, Substances, and Wastes; Compliance with Law.  Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Interests and Property (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations.  Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite.  When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Interests or Property affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Property or Interests.

ARTICLE 19.  BUYER’S REPRESENTATIONS

19.01.            Representations Not Exclusive.  Buyer’s representations under this Article are in addition to its other representations under this Agreement and the Additional Instruments.

19.02.            Securities Laws.

(a)	Buyer acknowledges that the solicitation of an offer for and the sale of the Interests by ExxonMobil has not been registered under any securities laws.

(b)
Buyer intends to acquire the Interests for its own benefit and account and is not acquiring the Interests with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws.  If Buyer sells, transfers, or otherwise disposes of the Interests or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

(c)	Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

19.03.            Basis of Buyer’s Decision.  Buyer represents that:

(a)	it has reviewed and investigated the Interests and Property to its satisfaction in order to enter into this Agreement;

(b)	it has evaluated the Interests and Property to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Interests and Property;

(c)	it is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties;

(d)
it has evaluated the merits and risks of purchasing the Interests and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by ExxonMobil or its Associated Parties; and

(e)	it will acquire the Interests and Property “as is, where is,” and with all faults.

19.04.            Material Factor.  Buyer acknowledges that its representations under this Article, the rest of this Agreement, and the Additional Instruments are a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.

ARTICLE 20.  GAS IMBALANCES

20.01.            ExxonMobil’s and Buyer’s Respective Obligations.  For those Interests with cumulative gas-production-imbalance accounts among working interest owners, Buyer acknowledges that the amounts are derived from either Operator’s statements or ExxonMobil’s estimates based upon current production, prior sales history, and contract information; were provided to Buyer before the Execution Date; and were taken into consideration in Buyer’s calculation of the Base Purchase Price and the Allocations.  After the Effective Time, all benefits, obligations, and liabilities associated with these gas-production-imbalance accounts and related agreements will accrue to and become Buyer’s responsibility.  Buyer will assume ExxonMobil’s overproduced or underproduced position as of the Effective Time and subject to the other provisions of this Agreement, unless the operating agreement, plan of unitization, or gas balancing agreement for an Interest provides for the cash settlement of gas-production-imbalance accounts when the Interest is assigned, in which event ExxonMobil reserves the gas-production-imbalance account and the right to the cash settlement.

Buyer represents that in calculating the Base Purchase Price and its Allocations, it has considered ExxonMobil’s procedures for paying royalties and severance taxes with regard to each gas-production-imbalance account.

20.02.            Settlement.

(a)
If either (1) before Closing, or (2) on the later of ExxonMobil’s preparation of the Final Settlement Statement or 150 days after Closing, either Party determines that a Material Difference (as defined below) exists between the total of the gas-production-imbalance accounts represented in Exhibit E and the total of the gas-production-imbalance accounts as of the Effective Time, then the Base Purchase Price will be adjusted if there is a Material Difference.  The value of the difference will be calculated by multiplying the volume difference by $3.56 per Mcf (thousand cubic feet).  A “Material Difference” exists if the absolute value of the difference exceeds $500,000.00.

(b)
Regardless of whether a Material Difference exists, if the difference between the represented and actual gas-production imbalance account for an Interest exceeds $500,000.00, then ExxonMobil, at its sole option, may withdraw that Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the Interest.  The difference in the gas-production-imbalance account for the withdrawn Interest will not be used to determine whether a Material Difference exists.

ARTICLE 21.  FINAL SETTLEMENT STATEMENT

ExxonMobil will prepare a final settlement statement and submit it to Buyer within 150 days after the Closing Date (the “Final Settlement Statement”).  The Final Settlement Statement will deduct royalties, operating expenses, taxes, overhead, and other amounts due to ExxonMobil from amounts due to Buyer as provided in this Agreement, with adjustments as necessary for items identified after Closing.  ExxonMobil may set off any resulting amount due to Buyer against amounts that Buyer may otherwise owe to ExxonMobil or its Affiliates when the Final Settlement Statement is prepared.

Buyer must respond in writing with objections and proposed corrections within 30 days of receiving the Final Settlement Statement.  If the Parties cannot resolve their differences within 90 days of ExxonMobil’s receipt of Buyer’s objections, then the alternate-dispute-resolution and arbitration procedures of Article 17 will be triggered.  If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the 30-day period, the statement will be deemed approved by Buyer.  After approval of the Final Settlement Statement, ExxonMobil will send a check or invoice to Buyer for the net amount.  If payment is not made within 30 days of Buyer’s receiving the invoice, the amount due may, at ExxonMobil’s option, bear interest at a rate of 12% percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.  Inquiries regarding the Final Settlement Statement must be in writing, addressed to:

ExxonMobil Production Company
P.O. Box 2180
Houston, Texas  77252-2180
Attention: Planning Department, Asset Enhancement Manager

ARTICLE 22.  BROKER’S AND FINDER’S FEES

ExxonMobil and Buyer each represents and warrants to the other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in connection with this Agreement or the transaction contemplated by it for which the other Party will have any responsibility.

ARTICLE 23.  COMMUNICATIONS

Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, or by messenger:

Exxon Mobil Corporation &	Buyer:
Mobil Oil Exploration & Producing
Southeast Inc.:

ExxonMobil Production Company	Energy XXI GOM, LLC
P.O. Box 2180	1021 Main Street, Suite 2626
Houston, Texas 77252-2180	Houston, Texas 77002
800 Bell, Room 241-H EB
Houston, Texas 77002
Attention: Planning Department	Attention: J. Granger Anderson III
Asset Enhancement Manager	Vice President, Land

ExxonMobil Pipeline Company:	For purposes of Section 8.04(f):

ExxonMobil Pipeline Company	Energy XXI GOM, LLC
P.O. Box 2220	1021 Main Street, Suite 2626
Houston, Texas 77252-2220	Houston, Texas 77002
Attention: Business Development	Attention: Bo Boyd
and Joint Interest Manager	Vice President, Law

ARTICLE 24.  BUYER’S DEFAULT

Prior to Closing, if Buyer defaults under this Agreement in a material way, including Buyer’s failure to perform its obligations to close this transaction, ExxonMobil may, at its sole option, terminate this Agreement and retain the Performance Deposit, in addition to all of its other rights at law or in equity. Such option to terminate shall not be exercised by ExxonMobil unless and until ExxonMobil has provided Buyer with written notice of its default or failure and Buyer has failed to remedy such default or render such performance within thirty (30) days of its receipt of such written notice.

ARTICLE 25.  HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976

If the Parties determine Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Act”) applies to this transaction, each will promptly file with the Federal Trade Commission  the required notifications, reports, and supplemental information to comply, in all respects, with the requirements of the Act.  Buyer will promptly pay to the appropriate government agency all filing fees required of “acquiring persons” under the Act.  Notwithstanding anything to the contrary in this Agreement, the Execution Date of this Agreement will be the date of ExxonMobil’s notice to Buyer that, in the opinion of ExxonMobil’s counsel, this transaction complies with the Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

In order that the Closing occurs without violation of the Act, the Parties agree to delay Closing for up to five (5) Business Days after the transaction contemplated by this Agreement is approved under the Act, if such approval is required and not obtained by the originally scheduled Closing Date.

ARTICLE 26.  EXXONMOBIL’S DISCLAIMER OF WARRANTIES AND
REPRESENTATIONS

ExxonMobil has not made, and will not make, any warranty or representation, express, implied, or statutory, whatsoever in connection with this Agreement or the transaction contemplated by it, including the accuracy or completeness of data, information, or materials furnished at any time to Buyer in connection with the Interests or Property, or the quality or quantity of hydrocarbon reserves (if any) attributable to the Interests, or the ability of the Interests to produce hydrocarbons.  None of ExxonMobil’s Associated Parties is authorized to make any warranty or representation on ExxonMobil’s behalf.  All data, information, and other materials furnished by ExxonMobil are provided to Buyer as a convenience, and reliance on or use of them is at Buyer’s sole risk.

ARTICLE 27.  MISCELLANEOUS

27.01.            No Joint and Several Obligations.  In the event that there are multiple sellers under this Agreement, the obligations of each seller are several, and not joint and several.

27.02.            Entire Agreement.  This Agreement, and the Additional Instruments, constitute the entire agreement between the Parties as to the transaction described in this Agreement.  All previous negotiations and communications between the Parties as to these matters are merged into this Agreement and the Additional Instruments.

27.03.            Successors and Assigns; Amendment; Survival.

(a)
This Agreement is binding on and inures to the benefit of the Parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both Parties.  Neither the assignment of this Agreement nor of the Interests or any part of them will relieve Buyer of its obligations under this Agreement unless and to the extent ExxonMobil consents in writing to release Buyer, which consent may be withheld for any reason.

(b)
All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing.

(c)	The following provisions survive the termination of this Agreement:

(1)	Section 5.02 (Access to ExxonMobil-Operated Interests);

(2)	Section 5.03 (Environmental Assessment), including Exhibit F;

(3)	Section 5.07 (Buyer’s Confidentiality Obligations);

(4)	Article 16 (Buyer’s Release, Discharge, and Covenant not to Sue and Buyer’s Obligations to Indemnify, Defend, and Hold Harmless);

(5)	Article 17 (Alternate Dispute Resolution and Arbitration);

(6)	Article 18 (Environmental Matters);

(7)	Article 19 (Buyer’s Representations);

(8)	Article 22 (Broker’s and Finder’s Fees);

(9)	Article 23 (Communications);

(10)	Article 26 (ExxonMobil’s Disclaimer of Warranties and Representations); and

(11)	Article 27 (Miscellaneous).

27.04.            Choice of Law.  This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

27.05.            Notice of Litigation.  ExxonMobil is aware that there are litigation matters pending against ExxonMobil which may affect the Interests as described on Exhibit K.

27.06.            Assignment.  Prior to Closing, neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer without ExxonMobil’s prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation is void.  After Closing, Buyer shall provide ExxonMobil with prior written notice at the address listed in Article 23 of any assignment of rights and obligations under this Agreement to a transferee of all or any portion of the Interests or Properties; provided, however, no assignment or delegation by Buyer of its rights and obligations under this Agreement shall serve to release Buyer from such rights or obligations in the absence of an express release by ExxonMobil.  Buyer shall deliver to ExxonMobil copies of any and all such assignments or delegation agreements within thirty (30) days of execution.

27.07.            No Admissions.  Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either ExxonMobil or Buyer or their respective Associated Parties.

27.08.            No Third-Party Beneficiaries.  There are no third party beneficiaries of this Agreement.

27.09.            Public Communications.  Unless provided otherwise in this Agreement, Buyer will not make any press release or public communication concerning this transaction or ExxonMobil’s operation of the Interests without ExxonMobil’s prior written consent, which consent may be withheld for any reason.  Without prejudice to the foregoing, Buyer shall provide ExxonMobil with any proposed press release or public communication 10 days prior to its proposed release date.  If Buyer is required by law, rule or stock exchange requirement to make a public comment, statement or communication or any other disclosure with respect to this Agreement, it will provide written notice to ExxonMobil specifying the content of the proposed disclosure, the reason that such disclosure is required, and the time and place that the disclosure will be made.

27.10.            Audit Clause.  If ExxonMobil will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights, then, ExxonMobil will reserve concurrent interests in the applicable easements, rights-of-way, contracts and other rights relating to the retained or reserved interests.  ExxonMobil reserves the right to perform an audit as stated below.

ExxonMobil, upon notice in writing to Buyer, shall have the right to access the Buyer's offices, facilities, work sites, warehouses, books, records, correspondence, instructions, plans, drawings, receipts, vouchers, financial accounts, data stored in computer files or microfiche and personnel to audit Buyer's accounts and records relating to the retained royalty interest, including any hedge agreements, facilities used for the measurement of production from the properties, for any calendar year within the twenty-four (24) month period following the end of such calendar year.  The same audit rights are to extend to subcontractors.  Seller shall maintain supporting data and accounting records consistent with generally accepted accounting principles, and the employees and agents of company shall have the right to reproduce and retain for the purpose of audit, any of these documents.  ExxonMobil shall not be liable for any of Contractor's or Subcontractor's costs resulting from an audit hereunder.

27.11.            Headings and Titles.  The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

27.12.            Exhibits.  All exhibits referenced in and attached to this Agreement are incorporated into it.

27.13.            Includes.  The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants.  The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

27.14.            Severability.  If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then ExxonMobil may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

27.15.            Counterparts.  This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

27.16.            Conflicts.  If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.  Additionally, if the text of this Agreement conflicts or is inconsistent with the terms of any Additional Instruments, then the text of this Agreement will control.

27.17.            Not to Be Construed against the Drafter.  Buyer acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms.  Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

27.18.            No Waiver.  No waiver by either Party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

27.19.            Conspicuousness.  Buyer acknowledges that the provisions of this Agreement that are printed in the same manner as this section are conspicuous.

27.20.            Execution by the Parties.  Neither the submission of this instrument or any information concerning the Interests for Buyer’s examination, nor discussions or negotiations between the Parties constitutes an offer to sell, a reservation of, or an option for the Interests or Property, and this instrument and the underlying transaction will become enforceable and binding between the Parties only upon execution and delivery of this instrument by both ExxonMobil and Buyer.

The Parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

[signature page follows]

ENERGY XXI GOM, LLC		EXXON MOBIL CORPORATION

By:	/s/ J. Granger Anderson III	By:	/s/ Hobert E. Plunkett

Name:	J. Granger Anderson III	Name:	Hobert E. Plunkett

Title:	Vice President, Land	Title:	Agent and Attorney-in-Fact

Date:	November 19, 2010	Date:	November 19, 2010

By:	/s/ D. Maclean

Name:	D. Maclean

Title:	Agent and Attorney-in-Fact

Date:	November 19, 2010

MOBIL OIL EXPLORATION &
PRODUCING SOUTHEAST INC.

By:	/s/ Hobert E. Plunkett

Name:	Hobert E. Plunkett

Title:	Agent and Attorney-in-Fact

Date:	November 19, 2010

By:	/s/ D. Maclean

Name:	D. Maclean

Title:	Agent and Attorney-in-Fact

Date:	November 19, 2010

EXXONMOBIL PIPELINE COMPANY

By:	/s/ Tim J. Adams

Name:	Tim J. Adams

Title:	Vice President

Date:	November 19, 2010

MOBIL EUGENE ISLAND PIPELINE
COMPANY

By:	/s/ Tim J. Adams

Name:	Tim J. Adams

Title:	President

Date:	November 19, 2010